UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lions Gate Entertainment Corp. (the “Company”) filed a preliminary proxy statement on February 6, 2020 (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), relating to a special meeting of the Company’s shareholders to be held on April 2, 2020 (the “Special Meeting”). At the Special Meeting, the Company will ask its shareholders to approve a stock option and share appreciation right (“SAR”) exchange program (the “Exchange Program”) to permit eligible employees to voluntarily exchange eligible options and SARs with respect to the Company’s Class A Voting Shares or Class B Non-Voting Shares outstanding under the Company’s existing equity incentive plans for a lesser number of options or SARs to be granted under the Company’s 2019 Performance Incentive Plan. The Company’s executive officers and directors are not eligible to participate in the Exchange Program. The Preliminary Proxy Statement does not constitute an offer to holders of the Company’s outstanding stock options or SARs to exchange those awards. The Exchange Program will only be commenced, if at all, following such time as the Company’s shareholders approve the Exchange Program. Attached as Exhibit A is a written communication sent by the Company to eligible employees on February 6, 2020 regarding the Exchange Program.

The Exchange Program that is referred to in the Preliminary Proxy Statement has not yet commenced. Upon the commencement of the Exchange Program, the Company will file with the SEC a Tender Offer Statement on Schedule TO and related exhibits and documents, including the offer to exchange. Employees who are eligible to participate in the Exchange Program are strongly encouraged to read the Schedule TO and related materials when they become available, because these materials will contain important information about the Exchange Program.

In connection with the proposal to be voted on by the Company’s shareholders to approve the Exchange Program, the Company has filed the Preliminary Proxy Statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. The Company’s shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the Exchange Program, because they will contain important information about the proposal to be voted on by shareholders with respect to the Exchange Program.

The Company’s shareholders and awardholders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, shareholders and awardholders may obtain free copies of the documents filed by the Company with the SEC by directing a written request to: Lions Gate Entertainment Corp., 2700 Colorado Ave., Santa Monica, California 90404 Attention: Investor Relations, or by contacting the Company directly at (310) 449-9200.

Exhibit A	Communication to Lionsgate employees regarding the proposed Exchange Program, dated February 6, 2020.

Exhibit A

Dear Lionsgate Employee:

We’re pleased to inform you that the Company today filed a preliminary proxy statement with the Securities and Exchange Commission regarding a proposed stock option exchange program.  Pending shareholder approval at a special meeting of shareholders to be held on April 2, 2020, employees who own eligible stock options and stock appreciation rights (SARs) will be able to exchange those options or SARs for a lesser number of options or SARs with a reduced exercise price (the exercise price for the new awards would reflect the fair market value of the applicable class of our shares at the time the exchange is completed).

This exchange program recognizes the recent decline in our stock price and is designed to allow eligible employees whose stock options and SARs are “out of the money” to have a better opportunity to realize value from their awards.  Please keep in mind that this proposed stock option exchange program is subject to shareholder approval before it can be made available and that the terms of the exchange program have not been finalized. Final terms will be communicated to you if the program is implemented and you are eligible to participate.

/s/ Ross Pollack

Ross Pollack

CHRO

Additional Information Regarding the Exchange Program

In connection with the proposal to be voted on by Lionsgate’s shareholders to approve the exchange program, Lionsgate has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) and intends to file other relevant materials with the SEC, including a definitive proxy statement. Lionsgate shareholders are urged to read these materials when they become available and before making any voting decision regarding the exchange program.

The exchange program has not yet commenced. Lionsgate will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the exchange program. Eligible participants in the exchange program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the exchange program.

Lionsgate shareholders and option/SARs holders will be able to obtain the written materials described above and other documents filed by Lionsgate with the SEC free of charge from the SEC’s Web site at www.sec.gov. In addition, shareholders and option/SARs holders may obtain free copies of the documents filed by Lionsgate with the SEC on the company’s website at the investor page on http://investors.lionsgate.com/.